Exhibit 99.2

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FINAL TRANSCRIPT

BRKR—Q4 2004 Bruker BioSciences Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Knight

Bruker Biosciences—CFO

Frank Laukien

Bruker Biosciences—President, CEO

CONFERENCE CALL PARTICIPANTS

Derik de Bruin

UBS—Analyst

Spencer Nam

SG Cowen—Analyst

Larry Neibor

Robert Baird—Analyst

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to the Bruker Biosciences fourth-quarter earnings conference call. My name is John, and I will be your coordinator for today. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Bill Knight, Chief Financial Officer. Please proceed, sir.

Bill Knight—Bruker Biosciences—CFO

Thank you. Good afternoon, and welcome to the Bruker Biosciences fourth-quarter 2004 financial results conference call. With me on the call are Frank Laukien, President and CEO of Bruker Biosciences, and Brian Monahan, Corporate Controller of Bruker Biosciences. During the call today, Frank will provide an overview of the fourth-quarter and full-year 2004 results of Bruker Biosciences, and then I will discuss some financial details and provide our outlook for the first quarter and full-year of 2005. After that, we will open it up for Q&A.

Before we begin though, I would like to start off by reading the Safe Harbor statement. This discussion will include forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to risks and uncertainties relating to technological approaches, product development, manufacturing, market acceptance, cost and pricing of our products, dependence on collaborative partners, suppliers, competition, intellectual property, litigations, and other risk factors discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to release publicly any revisions to any forward-looking statements.

These statements may not be rebroadcast, recorded, transcribed or otherwise used without the written consent of Bruker Biosciences.

During this call, we will refer to certain financial measures that are not in accordance with generally accepted accounting principles, or GAAP. The non-GAAP financial measures discussed during this call are not meant to be a better presentation or substitute for results of operations prepared in accordance with U.S. GAAP. We believe that discussing these measures help investors to gain a better understanding of our core operating results and future prospects—consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts. A reconciliation of non-GAAP financial measures used on this call for the most directly comparable GAAP measure is available on our press release.

With that, I would like to turn the call over to Frank Laukien to discuss highlights from the quarter and progress at Bruker Biosciences.

Frank Laukien—Bruker Biosciences—President, CEO

Thank you Bill, and good afternoon everyone. We appreciate you joining us today. I would like to start off by highlighting some key results for the fourth-quarter and full-year 2004. I am pleased to report that we had a considerably impf (ph) (technical difficulty) quarter, as we continued to focus on becoming profitable and on generating positive operating cash flow.

Sales in the fourth quarter grew by approximately 16 percent, which includes about 4 points of currency translation effects. But excluding this currency effect, we still grew at a very respectable 11 percent. Revenue for the full-year grew by approximately 9 percent or by approximately 3 percent when you exclude currency translation effects. Revenue in the fourth quarter was above what we had originally forecasted due in part to currency translation effects but also due to the fact that we just had better real revenue growth sequentially when compared to the second and third quarters of 2004.

We also experienced improvements in gross margins during the second half of 2004, as we had predicted. And our operating expenses as a percentage of revenue continued to decline in the fourth quarter. Sequentially, both our operating income and our net income have improved steadily in the fourth-quarter 2004 when compared to the second and third quarter of 2004. These improvements are a result of our continued efforts to control expenses through cost-cutting efforts, which have been implemented globally. And I will come back to that.

We expect that the full effect of these productivity initiatives, combined with continued revenue growth and growth margin expansion, will result in steady improvements in our profitability during the year 2005.

Let me move on to new order bookings or booking. In the fourth-quarter ‘04, our new order bookings were again healthy and continued to show us that our end user markets are healthy, and our product and product lines continue to be competitive. We are particularly pleased with our Bruker AXS business, which operates last year 2003 at very strong bookings growth of more than 20 percent in 2004. And we expect to continue to experience strong bookings growth and revenue growth at Bruker AXS in 2005.

Our Bruker Daltonics business had bookings growth of about 9 percent in 2004 but with double-digit bookings growth in the fourth quarter—so an improving trend. Dissecting that a little bit, it turns out that new order bookings via our strategic partners in the life science mass spectrometry business declined by about 9 percent, while we are encouraged that new order bookings through our Bruker Daltonics direct sales force in the life sciences actually increased greater than 15 percent. As I mentioned, overall Bruker Daltonics business saw double-digit improved trends, double-digit bookings growth and improved trends in the fourth quarter. And we expect these recent trends to position Bruker Daltonics well for double-digit growth in 2005.

As many of you know, this week is Pittcon, the biggest industry trade show. And over the last 3 days at Pittcon 2005, we have introduced some very exciting new products for both Bruker AXS and Bruker Daltonics. We believe these recent product introductions coupled with our existing product offerings will enable us to continue our double-digit revenue growth and will also contribute to our further profitability improvement in 2005 and beyond.

Before I turn things back over to Bill, let me comment a little bit on the new products that we have introduced and on some of the market trends that we have seen on the new market segments that we are putting a stronger focus on. On the new technology and products side, we are—we’ve seen something that does not happen very often in the introduction of a really entirely new detection technology on our Bruker AXS systems business. The new VANTEC-2000 detection system really represents perhaps the first real new detection technology with considerable performance improvements in x-ray analysis. This exciting new technology, which is being productized in this particular case for our new XRD system, positions us very well for unique capabilities and considerable growth in bookings and revenue as well as earnings on the Bruker AXS side—so an entirely new technology that does not happen very often.

We also had some new products, namely the VANTEC-2000 detector, which will strengthen even further our already very competitive XRD product line, and a very exciting ultrahigh intensity x-ray source for our life sciences crystallography business called the MIRCROSTAR-H, which we kind of call “the personal beam-line” because it has the intensity of earlier synchrotron beam-line and a—varies from a market transmake (ph) crystallography in the home lab as the crystallographers called it—much more feasible without having to travel to some synchrotron—and in competitive terms, I think, allows us to have a second-to-none offering across all of our life sciences product line in x-ray crystallography.

For automation, we’ve also introduced the CRYSTAL FARM 150 with our strategic partner, DPI. And we think in terms of convenience and throughput for crystallography laboratories, this will also be a very welcome product edition.

Let me turn to the life science mass spectrometry side, where the most important new product introduction—we introduced four new products, four new systems, and 2 new major source technologies for existing systems. So we’ve been innovating pretty much across our product lines at Bruker Daltonics. Our new bench—very high-performance bench top, micrOTOF-Q systems is I think—will initiate a paradigm shift in the Q-TOF market, as it is sometimes called, for now very high-performance systems with in fact unsurpassed and better performance than traditional floor standing instruments are now available on the bench top.

With the new performance leading, very high-end High Capacity trap, the HCT Ultraion Trap, which we think will be the performance leader in the ion trap market. New cost effective and affordable bench top MALDI systems for routine analysis and particularly suitable for our push into the clinical proteomics market, where an easy-to-use bench top system is now available for many clinical research labs—interested in bio-marker discovery and validation. We had additional product introductions, and I think you can see that from our various press releases of earlier in the week.

What does this mean? How does this position us? Of course, we continue to seek performance leadership and price performance leadership in the markets in which we have been active already. We are—we expect to expand our leadership (technical difficulty) crystallography—excuse me, in x-ray diffraction and grow our footprint particularly in the biological crystallography market and in the structural proteomics market based on these strong introductions that we have seen here at Pittcon.

We also begin to enter the semiconductor lab market with our new product introductions on the x-ray side. On the mass spectrometry side, we continue our push into clinical proteomics with a new lower-cost, easy-to-use bench top system for clinical proteomics. And generally, both in proteomics as well as in small molecule applications, we push more strongly into identification and quantization both in proteomics as well as in small molecule applications—our new high-capacity ion trap and our micro-top Q TOF system, Q TOF type system. Our systems that our very well positioned for quantitative application and will replace some of the existing technologies and enter markets such as the triple quad market, where quantization is key.

So let me come back to—from our products and market trends through the solid step forward that we have seen in the fourth quarter towards our goal of reaching meaningful and industry standard probability this year and over the next 3 years. We still have a lot of work ahead of us, but we’re confident that the drivers are in place for a return to double-digit topline growth in 2005 and for continuous and sustainable improvement to our operating income and bottom line.

I hope this provides a summary of our fourth-quarter highlights as well as our recent product introductions and plans to address some challenges and opportunities going forward. And with that, I will turn the discussion back to our CFO, Bill Knight, to discuss the financial results in more detail.

Bill Knight—Bruker Biosciences—CFO

Thanks Frank. I would like to take the next few minutes to provide a little more information on quarterly and full-year results by taking you through the P&L and discussing certain information on our business segment. Our fourth-quarter 2004 revenues increased 16 percent to 85.8 million compared to revenue of 73.7 million in the fourth quarter of 2003. Excluding favorable currency effects, net revenue increased 12 percent year-over-year. For 2004, revenues increased 9 percent to 284.6 million compared to revenues of 260.7 million in 2003. On a currency adjusted basis, revenues increased by approximately 3 percent.

Revenues for the Bruker AXS business increased 32 percent to 41.7 million in the fourth quarter of 2004, an increase of 28 percent after excluding the effects of foreign currency translation. In the fourth quarter of 2004, revenue for the Bruker Daltonics business increased 7 percent to 44.9 million but was essentially flat when you exclude currency effects. For 2004, Bruker Biosciences revenue was derived 37 percent from life science mass spectrometry systems, 34 percent from x-ray systems, 5 percent from NBC detection systems, and 24 percent from aftermarket sales.

GAAP net income for the fourth quarter of 2004 was 800,000 or 1 cent per diluted share compared to a net income of 300,000 or breakeven in the fourth quarter of 2003. The adjusted net income for the fourth-quarter 2004 was 900,000 or 1 cent per diluted share compared to an adjusted net income of 600,000 or 1 cent per diluted share in the fourth quarter of 2003. The adjusted net income in the fourth quarter of 2004 excludes $118,000 of amortization for acquisition related intangible assets.

Year-to-date, the adjusted net loss was 2.7 million or 3 cents per diluted share compared to an adjusted net income of 2.2 million or 3 cents per diluted share in 2003. Again our improvements in gross margins and continued focus on controlling operating expenses resulted in operating income of 3.6 million in the fourth quarter compared to an operating loss of 100,000 in the fourth quarter of 2003.

An additional positive development in the fourth quarter was approximately 9.6 million in cash generated from operations, compared to cash from operations of 3.5 million in the fourth quarter of 2003. This progress in cash from operations is important to us and will hopefully allow us to evaluate other opportunities to grow the topline.

Gross margins for the fourth quarter were 46.1 percent, up from 43.1 percent for the same period in 2003 and relatively flat sequentially. Gross margins for Bruker Daltonics business were 50.8 percent in the fourth quarter compared to 45.6 percent for the comparable period in 2003. Gross margins for the Bruker ASX business were 40.1 percent in the fourth quarter of 2004 compared to 39.7 percent for the comparable period in 2003. For the full-year 2004, overall gross margins were 44.8 percent, up from 44.2 percent in 2003. Gross margins for the Bruker Daltonics business were 49.0 percent in 2004 compared to 46.7 percent in 2003. Gross margins for the Bruker ASX business remained flat year-over-year at 39.7 percent.

Although we have shown improvements, our margins are not currently at industry standard levels, which is our goal. During the quarter, we put gross profit margin improvement programs in place at both of our operating units, involving product redesign and quality improvements, which we expect will bring our margins up to industry standard averages over the next several years. Additionally, we expect our margin improvement programs to improve inventory metrics over the next few years.

In 2005, components of management compensation packages have been modified to reflect gross margin improvement goals and other operating metrics. Selling general and administrative expense as a percentage of product revenues decreased to 29.1 percent for the fourth quarter of 2004, as compared to 29.9 percent in the fourth quarter of 2003. The decrease was primarily attributable to recent cost-cutting efforts and strong revenues. Research and development expenses increased to 13.7 percent of product revenues during the fourth quarter of 2004 compared to 13.4 percent in the comparable period of 2003.

From a tax perspective, for the fourth quarter 2004, we incurred 1.9 million in income tax expense on income before taxes of 2.7 million, representing an effective tax rate for the quarter of 70 percent. For 2004, we incurred 2.3 million in income tax expense on a loss before income taxes of 3.1 million—represented an effective tax rate of negative 75 percent for 2004. The high effective tax rate is primarily driven by net operating losses in the United States and certain other international locations. On the U.S. GAAP, tax benefiting losses is not allowed, as the evidence suggests it is more likely than not that the operating loss will not be used to offset income in prior future periods. We expect that if we drive to become more profitable in locations that historically have shown losses, our effective tax rate will be decreased. In addition, we have recently engaged a third-party tax adviser to assist us with identifying opportunities that may lower our effective tax rate in future periods.

Now onto our expectations for the first quarter of 2005. We believe that the combination of our strong backlog and our numerous new product introductions will continue to—the recent momentum and drive double-digit topline growth in 2005, while we continue to focus on significantly improving our profitability and cash flows. As a reminder, due to the fact that both of our business units sell mostly capital equipment that is subject to customer acceptance, we may from time to time experience significant fluctuations between our anticipated and actual results. This obviously impacted our business during 2004 and may affect our business in 2005 as well.

Keeping in mind these limitations to our visibility, for 2005, our goal is to achieve revenue growth in the 10 to 12-percent range, an operating income of 3 to 5 percent of revenues. More specifically, for the first quarter of 2005, we anticipate revenues of 68 to 74 million and around breakeven on net income. Please note that this guidance does not reflect any impact of expensing stock options. We’re still reviewing the valuation methodologies available under the new guidance, and—but will be required to start including these expenses in our second-quarter 2005 results. With that, we would like to open it up for questions.

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS). Derik de Bruin, UBS.

Derik de Bruin—UBS—Analyst

I’m sorry. I lost you for a minute. Could you go in the middle of the tax discussion? Could you discuss what your tax rate expectations were for going forward?

Bill Knight—Bruker Biosciences—CFO

We didn’t give a rate going forward. And that’s under intense scrutiny at the moment to see where we can optimize. And looking at it from a truly global perspective—what is the most efficient way to normalize that tax rate. So we have not given a tax rate going forward yet.

Derik de Bruin—UBS—Analyst

In terms of the cost-cutting, particularly in the manufacturing, where do you see are your biggest opportunities for savings and optimization?

Frank Laukien—Bruker Biosciences—President, CEO

Derik, hi; this is Frank. I think we have identified those in the various press releases that we have seen for Phase I and Phase 2. I believe at this point, we’re looking for stabilizing and benefiting from these productivity initiatives. I think the drivers are in place. We are beginning to see the results. We are going to see more of the results as they become fully available financially in Q1 and Q2. And so, I think they have been previously discussed in our press releases.

Derik de Bruin—UBS—Analyst

Okay. So you introduced an impressive number of new products at Pittcon. I guess, when you look at these products, do you have the sales force in place to really put all these in? Or do you see any—growing any of your sales force globally?

Frank Laukien—Bruker Biosciences—President, CEO

I think we have—by in large, we have the sales force and distribution capability in place. Obviously, in selected countries or selected regions, we from time to time to expand a little bit. But clearly, we intend to grow our SG&A expenses more slowly, much more slowly than our topline. So I think the investment we’ve made in distribution in Europe, in Asia-Pacific, in the Americas, I think is—I think we have more capacity to handle the higher volume.

Having said that, we have made some further investments. We’ve incorporated the Company in Spain early this year, so we can now distribute there directly. We’ve incorporated in South Korea. We’ve incorporated in some Eastern European countries in the last 6 to 9 months. So we have gradually continued—and we’ve also continued to expand in terms of new distributors in a few locations. So we are continuing to build our distribution, but we expect that our SG&A expenses will again grow more slowly in 2005 than our topline.

Derik de Bruin—UBS—Analyst

And on the gross margin line, do you see—how fast do you think you’ll see improvement in that line?

Bill Knight—Bruker Biosciences—CFO

I think the programs that we’ve put in place are not something you would see in a quarter or two. They are going to take—the real impact, you will start to see in 2006, 2007. We expect to get modest improvements. But again, we are not just doing little bits and pieces. We are looking at what we can do on quality; we are looking at what we can do on possibly more efficient designs, possibly more efficient manufacturing workflows. And that takes some—that takes a little bit of time. And we’re not—you know to get at the industry standards, it is going to take a little bit of work.

Derik de Bruin—UBS—Analyst

And then just one final technical beck (ph) question. On the micro Q-TOF you just introduced, it looks like an impressive instrument. And could you just go over some of the performance characteristics? I guess—have you run it head-to-head against say the QSTAR or some of the waters and thermal products and tell us how it stacks up?

Frank Laukien—Bruker Biosciences—President, CEO

We have analyzed their capabilities, as best as we could. And we have obviously run similar specification tests on our instruments. And we believe that it matches or exceeds the capabilities of the two systems that you have just mentioned in many important aspects. Certainly, I would highlight the higher full scan sensitivity—the full without any double selection or so, we reached 15,000 resolution. And we also think with our new Apollo II ion funnel source, which is ten times brighter than the electro space source we had previously—that our sensitivity will be very, very competitive. I highlight some other unique features like the further improved mass accuracy of the system—the extreme stability of that mass accuracy over high dynamic range, which also allows that the system be used for serious quantization, both in proteomics and small molecule applications.

And last but not least, as you’ve seen in our press release, we think this unique third dimension, as we call it, for opspecificity (ph)—by doing this on-the-fly statistical isotope analysis with our unique Sigma-Fit technology, we believe we reach a level of specificity of either small molecules or protein or small molecule fragments that’s just unheard of—when people purely were relying on fragmented information and accurate math. So we think we’ve done something that is not only the highest performance instrument out there right now but really have also done something qualitatively new that will give unprecedented specificity and nearly unambiguous results in identification—of molecular identification—small molecules and proteomics.

Derik de Bruin—UBS—Analyst

Great. Thank you very much.

Operator

Spencer Nam, SG Cowen.

Spencer Nam—SG Cowen—Analyst

Just a couple of questions—the first question is—you mentioned some backlog data—the percentage growth. In your sort of—in your view, how long does all it usually take for this backlog to materialize into full-blown sales?

Bill Knight—Bruker Biosciences—CFO

That can really vary by systems, depending upon the complexity—if there are accessories, whatever. I hate to give you an average date because I think it can vary considerably.

Frank Laukien—Bruker Biosciences—President, CEO

Obviously, several months.

Spencer Nam—SG Cowen—Analyst

And would it be different between say Daltonics products versus AXS products—any significant difference between the sort of the relative time or neighborhood of time it takes to turn a backlog into a sale?

Frank Laukien—Bruker Biosciences—President, CEO

Yes, it excessive—it typically happens a little bit faster.

Spencer Nam—SG Cowen—Analyst

And then kind of related to that, I was wondering if you could provide any guidance on topline guidance on the Daltonics versus AXS for Q1.

Bill Knight—Bruker Biosciences—CFO

We traditionally have not broken out the operating units on a guidance type projection.

Spencer Nam—SG Cowen—Analyst

Okay that’s no problem. Then the final question is—so it looks like the AXS had a very robust year-over-year growth in the fourth quarter. I was curious whether—how you sort of see that translating to ‘05. You see sort of a similar—sort of a pent-up demand resulting into additional sales. Or is that just kind of an easier comp related thing?

Frank Laukien—Bruker Biosciences—President, CEO

For the full year ‘05, Bill has given you our goal for the full year—our topline revenue growth. I think qualitatively, we expect both businesses to be double-digit growth. We expect Bruker AXS to be a little bit faster growth (technical difficulty) Daltonics in 2005. But we expect them both to be in the double digits.

Spencer Nam—SG Cowen—Analyst

Thanks.

Operator

(OPERATOR INSTRUCTIONS) Larry Neibor, Robert Baird.

Larry Neibor—Robert Baird—Analyst

Good afternoon. Could you give us what the bookings growth for AXS was in the fourth quarter, please?

Frank Laukien—Bruker Biosciences—President, CEO

We’re not broken that out by quarter. We have only given an annual number earlier. And —

Larry Neibor—Robert Baird—Analyst

I think you said Daltonics was up better than 10 percent. So was AXS up better than 10 or less than 10?

Frank Laukien—Bruker Biosciences—President, CEO

It was better than 10, but I don’t have an exact figure for you at this moment on the bookings for the quarter.

Larry Neibor—Robert Baird—Analyst

Okay.

Frank Laukien—Bruker Biosciences—President, CEO

AXS had faster bookings growth throughout the year and also in the fourth quarter.

Larry Neibor—Robert Baird—Analyst

Now, was that growth—strength that you saw in AXS for the quarter near—was that more on the industrial side or on the life science side?

Frank Laukien—Bruker Biosciences—President, CEO

I would say throughout the year, it’s been mostly on the industrial side. The fastest-growing area within Bruker AXS has been x-ray diffraction for advanced materials, nana materials, which goes to industrial customers. It also goes to some academic customers.

Life science has looked very promising right now. But throughout the year, it was slower growing than the industrial and materials side.

Larry Neibor—Robert Baird—Analyst

And the—in terms of the quality of your most recent bookings growth, is it more for AXS? Is it more on the industrial or on the life science side?

Frank Laukien—Bruker Biosciences—President, CEO

More recently, it is more balanced. More recently, the crystallography, the chemical biological crystallography side is picking up as well. But earlier in the year, it was mostly the industrial side.

Larry Neibor—Robert Baird—Analyst

Okay. In terms of your new product introductions this year, if I remember correctly, you also had a lot of new product introductions for Daltonics last year, and you do every year. But your growth in Daltonics this year seemed to lag the industry. Is there something that’s changed in your space or in your position in the industry that allowed you to have better bookings growth in Daltonics in the fourth quarter?

Frank Laukien—Bruker Biosciences—President, CEO

I hesitate to read a trend out of the fourth quarter, so I would perhaps like to observe this for another quarter or two before I try to draw any conclusions. I think across the board, our product line just became more competitive throughout the year. And of course, as you recall, last year with some of the new product, it took us some time to really get them to shift them and to recognize them as revenue. Certainly that has happened for all of these products. And I think that has also improved our competitive position perhaps across the various product lines. So I think the improvements have not been isolated in one applications area or in one product line, it’s generally become stronger.

Larry Neibor—Robert Baird—Analyst

And the strengthening you have seen has been more tilted towards your academic customers or towards your commercial customers?

Frank Laukien—Bruker Biosciences—President, CEO

Again, no clear difference there. Both segments, academic as well as medical school for clinical research, continue to be quite strong. Government and commercial, i.e. pharmaceutical biotechs have been spending lines or anything like that—but sort of as it has been. But I would think that the markets have been as they have been, but I think our competitive position for most of our product line has strengthened considerably.

If you recall, we introduced the new TOF—TOF already at the Upo (ph) meeting in Beijing in October. And that’s unmatched out there.

In terms of performance, the clinical proteomics product line continues to do very well. But it did take—it does take customers quite a while to evaluate these things very carefully. But once they have done that very often and more and more often, they pick our very high-quality systems.

We also had strong LC/MS sales with the new electrospray TOF, the previous version that doesn’t have the—or the version that does not have the Q-Q version yet. But that’s a sizable market segment just for accurate math—fast electrospray TOF. Ion traps have been healthy. And FT has been improving also, especially now that we have the new Compass software available in the demo labs, which was hurting us middle of last year when we didn’t have the new—when we were delayed with the new softer version in our demo labs.

Larry Neibor—Robert Baird—Analyst

And one final question is—as you move towards industry standard operating metrics, what do you see your R&D spending as a percentage of sales being at that point?

Frank Laukien—Bruker Biosciences—President, CEO

As we—with our goal of being at industry standards margins, we expect our R&D, as a percentage of revenue, clearly to come down. And perhaps by 2007—be around the 11 to 12-percent range.

Larry Neibor—Robert Baird—Analyst

Great. Thank you.

Frank Laukien—Bruker Biosciences—President, CEO

But we still try to—I think this indicates that we still try to continue to drive fast organic growth through innovation in our product line and entering new markets and applications.

Larry Neibor—Robert Baird—Analyst

Okay.

Operator

(OPERATOR INSTRUCTIONS). That concludes today’s question-and-answer session. I will now turn the presentation back over to management for closing remarks.

Frank Laukien—Bruker Biosciences—President, CEO

Okay, this is Frank Laukien. One more time, I would just like to say as a closing remark that I’m really quite proud of our team. With the productivity initiatives they have managed to do—what we have challenged them with—mainly to do more with less, we had a record revenues in the fourth quarter. And that has also translated very importantly—or more importantly in very nice cash flow and obviously also improved bottom-line.

And moreover, I think in the strength of the new product introductions at both Bruker AXS and Bruker Daltonics shows the productivity and the strong outputs from our R&D growth engine, our R&D team. So they have done more with less as well.

And I believe that we can proudly say that coming out of Pittcon, we were quite possibly the most innovative Company in introducing new products and introducing new products that have the potential to garner considerable market share this year.

So with that, I’d like to thank all of you for joining our earnings call this afternoon. And we are looking forward to speaking to you again in early May—discussing the first quarter. Thank you for participating. Bye-bye.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation, and you may now disconnect. Have a great day.

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